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                                                                    EXHIBIT 10.1

                        AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT, effective as of August 10, 2005, by and between Robert C. Larry (the "Executive") and Metal Management, Inc., a Delaware corporation (the "Company"), amends the terms of employment of the Executive by the Company, as set forth in the Employment Agreement by and between the Executive and the Company dated as of July 1, 2001 (the "Employment Agreement"), as follows:

1. Employment Location. Paragraph 1(a) of the Employment Agreement is amended to add the following new sentence to the end thereof: "The location of the Executive's principal place of work for the performance of services hereunder shall be the Company's main office in Chicago, Illinois."

2. Termination Without Cause. Paragraph 4(c)(i) of the Employment Agreement, which generally addresses severance pay if the Executive is terminated by the Company without Cause, is amended to add the following new sentence between the current second and third sentences of such paragraph: "For the duration of the Severance Period, to the extent that the Executive or any of his dependents is eligible for and elects COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code) under any Company group health plan, the Company shall pay 100% of the premiums necessary to maintain such COBRA continuation coverage."

3. Termination Without Cause Following a Change in Control. Paragraphs 4(c)(ii)(A) and (B) of the Employment Agreement, which address severance pay and payment of COBRA continuation coverage if the Executive is terminated by the Company without Cause during the 12-month period immediately following a Change in Control, are amended to replace paragraph 4(c)(ii)(A) with the following, and to provide in paragraph 4(c)(ii)(B) for payment of COBRA continuation coverage for up to 18 months, rather than for up to the duration of the Severance
         Period:

         (A) In lieu of the payments to be made pursuant to paragraph 4(c)(i) above, an immediately payable lump sum amount equal to two times Executive's Salary in effect immediately prior to the Date of Termination.

4. Noncompetition Period. The introduction to paragraph 7 of the Employment Agreement is amended to provide as follows:

                  Noncompetition. While he is employed by the Company, and for a period after termination of the Executive's employment with the Company for any reason equal to the applicable Severance Period, or in the event that the Executive' Date of Termination under paragraph 4(c) occurs during the 12-month period immediately following a Change in Control, equal to 18 months:


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5.       Capitalized Terms. All capitalized terms in this Amendment not otherwise defined in this Amendment shall have the respective meanings of such terms as defined in the Employment Agreement.

6. Effect on Other Provisions. Except as amended by this Amendment, the provisions of the Employment Agreement shall remain in full force and effect.

                                          METAL MANAGEMENT, INC.


                                          By: /s/ DANIEL W. DIENST
                                              ---------------------------------

                                          Its: Chairman of the Board, Chief
                                               --------------------------------
                                               Executive Officer and President
                                               --------------------------------


                                          EXECUTIVE


                                          /s/ ROBERT C. LARRY
                                          -------------------------------------
                                          Robert C. Larry


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